Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
James Stawski	Brian Crenshaw
704-319-1189	704-319-1942
jstawski@uslec.com	bcrenshaw@uslec.com

US LEC ANNOUNCES FOURTH QUARTER 2005 REVENUE OF OVER $100 MILLION

AND ADJUSTED EBITDA IN EXCESS OF $14 MILLION

SETTLEMENTS OF DISPUTES WITH INTER-EXCHANGE CARRIERS RESULT IN

ONE-TIME, NON-CASH CHARGE IN 2005 AND CASH RECEIPT IN FIRST QUARTER

2006

Charlotte, NC (February 23, 2006) - US LEC Corp. (Nasdaq: CLEC), a full-service provider of IP, data and voice solutions to businesses and enterprise organizations throughout the eastern United States, today announced strong financial and operating results for the fourth quarter and year ended December 31, 2005. In addition, the Company announced settlement of two outstanding disputes associated with prior billing of access charges to inter-exchange carriers leaving one dispute with a large inter-exchange carrier to be resolved. Operational and financial highlights of the fourth quarter and year ended 2005 include:

•	Achieving fourth quarter Adjusted EBITDA of $14.3 million, compared to Adjusted EBITDA of $11.0 million in the fourth quarter of 2004 – a 30% improvement (see definition and reconciliation of Adjusted EBITDA to net cash flow from operations as described in the attached)

•	Exceeding $100.0 million in total revenue for the quarter ended December 31, 2005 compared to $92.1 million in the same period last year

•	Achieving end-customer revenue of $86.2 million, an increase of over $11.4 million or 15% compared to the fourth quarter of 2004

•	Increasing US LEC’s business class customer base by 3,900 to over 26,000, a 17% improvement over 2004

•	Settling access revenue disputes with two major inter-exchange carriers, taking a one-time, non-cash charge of $23.3 million in the fourth quarter of 2005 and anticipating receipt of cash of approximately $9.0 million in the first quarter of 2006

•	Continuing the expansion of US LEC’s enhanced IP product suite with the introduction of network wide MPLS VPN IP services and enhancing its Dynamic TSM VoIP product suite with the addition of Voice Messaging and Mobility services, BIGDataSM and BIGVoiceSM features

Revenue for the fourth quarter ended December 31, 2005 totaled $100.1 million, compared with $92.1 million for the quarter ended December 31, 2004. Net loss attributable to common shareholders was $(30.3) million, or $(0.99) per share (basic and diluted), on 30.5 million average shares outstanding for the quarter ended December 31, 2005, compared with a net loss of $(9.9) million, or $(0.33) per share (basic and diluted), on 30.1 million average shares outstanding for the quarter ended December 31, 2004. Adjusted EBITDA for the quarter ended December 31, 2005 was $14.3 million (which excludes a one-time $23.3 million non-cash charge associated with disputes related to carrier access revenue) compared with Adjusted EBITDA of $11.0 million in the fourth quarter of 2004.

Revenue for the year ended December 31, 2005 totaled $387.7 million compared with $356.2 million for the year ended December 31, 2004, a 9% year-over-year increase despite a decrease in inter-carrier compensation of $17.6 million. Net loss attributable to common shareholders was $(55.5) million, or $(1.83) per share (basic and diluted), on 30.4 million average shares outstanding for the year ended December 31, 2005, compared with a net loss of $(35.7) million, or $(1.19) per share (basic and diluted), on 29.9 million average shares outstanding for the year ended December 31, 2004. Adjusted EBITDA for the year ended December 31, 2005, was $52.1 million (which excludes a one-time $23.3 million non-cash charge associated with disputes related to carrier access revenue) and compared with 2004 Adjusted EBITDA of $45.7 million.

Aaron D. Cowell, president and chief executive officer of US LEC, commented, “In the fourth quarter of 2005, we achieved over $100 million in total revenue and over $14 million in Adjusted EBITDA. We increased year-over-year top line revenue by 9.0% to approximately $388 million and end customer revenue grew by 16% or $46.8 million to $330.8 million for the year. During the year we had strong organic customer growth with the addition of over 3,900 business class customers or 17% year-over-year growth, net of customer churn, which remained at an industry leading rate of less than 1.0% per month due to customer care that continues to be one of our hallmarks. In addition, we continue to get excellent productivity gains from our team of 1,128 outstanding employees. Fourth quarter end customer revenue per employee increased to $76,400 in 2005 from $70,200 in the fourth quarter of 2004. Our double digit improvements in end customer revenue, customer count and Adjusted EBITDA in the fourth quarter are strong indicators that US LEC continues to be a solid growth company in an industry that has had few such successes.”

Cowell added, “2005 also marked a year of evolution for US LEC as we took great strides forward in transitioning the Company into a next-generation competitive carrier. We introduced our MPLS VPN offering and expanded its availability to virtually all of our markets. We also introduced our Dynamic T VoIP product suite in a number of markets and Ethernet product to nearly half of our central offices with plans for continued growth of these products in 2006. We will continue to leverage our strong operating results to continue to provide strong growth on our top and bottom line.”

J. Lyle Patrick, executive vice president and chief financial officer of US LEC, added, “Our financial and operating results for 2005 demonstrate solid execution by US LEC. Our recurring revenue business model continues to leverage our strong customer growth and very favorable retention rate. Total revenue increased by $31.6 million year-over-year and we are pleased with a 16% year-over-year growth in end customer revenue which accounted for 86% of total revenue for the fourth quarter. Adjusted EBITDA increased by 30% year over year to reach $14.3 million in the fourth quarter of 2005. In addition, we are pleased with our ability to control network expenses, which contributed to gross margins of 53% for the quarter ended December 31, 2005 and 52% for the 2005 fiscal year. The Company also achieved $17.8 million of cash flow from operations for the year. Cash capital expenditures were $8.8 million for the quarter and $35.0 million for the year. Finally, the Company ended the year with a strong cash position of $30.7 million. US LEC has a long history of being able to leverage its assets, financial strength and market position to steadily move toward profitability and 2005 was no exception.

Additionally, we are pleased to announce the resolution of all but one of our inter-exchange carrier access revenue disputes,” added Patrick. “As a result of the settlement of two inter-exchange carrier access disputes which primarily relate to charges for traffic exchanged prior to June 2004 and the interpretation of the FCC’s Eighth Report and Order, the Company took a one-time, non-cash charge of $23.3 million in the fourth quarter of 2005. Additionally, US LEC will receive approximately $9.0 million in cash as part of these settlements. The resolution of these disputes leaves only one dispute with a large inter-exchange carrier to be resolved. We believe, based on the facts known at this time that the one-time charge referred to above and the reserves reflected on our balance sheet are adequate to account for the current settlements and the resolution of current disputes.”

Conference Call Information

US LEC will hold a conference call to discuss this press release today, February 23, 2006, at 1:00 pm Eastern Time. The live broadcast will be available online at www.uslec.com and www.fulldisclosure.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. The online replay will follow shortly after the call and continue through February 28, 2006, and a replay via web cast will be available through March 23, 2006.

About US LEC

Based in Charlotte, N.C., US LEC is a full service provider of IP, data and voice solutions to medium and large businesses and enterprise organizations throughout 16 eastern states and the District of Columbia. US LEC offers advanced, IP-based, data and voice services such as MPLS VPN and Ethernet, as well as comprehensive Dynamic TSM VoIP-enabled services and features. The company also offers local and long distance services and data services such as frame relay, Multi-Link Frame Relay and ATM. US LEC provides a broad array of complementary services, including conferencing, data backup and recovery, data center services and Web hosting, as well as managed firewall and router services for advanced data networking. US LEC also offers selected voice services in 27 additional states and provides enhanced data services, selected Internet services and MegaPOP® (local dial-up Internet access for ISPs) nationwide. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Caution Regarding Forward-Looking Statements” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2004, and in subsequent reports, which are on file with the Securities and Exchange Commission.

US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp. StarNet(TM) and MegaPOP(R) are service marks of US LEC Corp.

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenue	$100,055	$92,100	$387,738	$356,181
Network Expenses (excluding depreciation and amortization shown below)	46,863	43,504	186,924	171,292
Depreciation and Amortization	12,415	12,974	50,668	49,851
Selling, General and Administrative Expenses	38,884	37,568	148,902	139,231
Charge Related to Carrier Access Disputes	23,292	—	23,292	—

Loss from Operations	(21,399)	(1,946)	(22,048)	(4,193)

Net Interest Expense	4,583	3,915	16,802	11,153
Charges Related to Early Extinguishment of Debt	—	—	—	4,416
Other Income	—	—	(202)	—

Net Loss	(25,982)	(5,861)	(38,648)	(19,762)

Preferred Stock Dividends	(4,155)	(3,915)	(16,256)	(15,316)
Preferred Stock Accretion of Issuance Costs	(159)	(150)	(623)	(587)

Net Loss Attributable to Common Stockholders	$(30,296)	$(9,926)	$(55,527)	$(35,665)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.99)	$(0.33)	$(1.83)	$(1.19)

Weighted Average Number of Shares Outstanding
Basic and Diluted	30,507	30,056	30,399	29,927

Adjusted EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization and the charge related to carrier access disputes. Adjusted EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes Adjusted EBITDA is a useful measure of the Company's liquidity and is used by investors and analysts to evaluate companies in our industry. Adjusted EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Loss from Operations	$(21,399)	$(1,946)	$(22,048)	$(4,193)
Other Income	—	—	202	—
Depreciation and Amortization	12,415	12,974	50,668	49,851
Charge Related to Carrier Access Disputes	23,292	—	23,292	—

Adjusted EBITDA	14,308	11,028	52,114	45,658

Changes in Working Capital	(7,414)	5,960	(17,336)	(10,627)
Net Interest Expense	(4,583)	(3,915)	(16,802)	(11,153)
Miscellaneous Other	116	(1,525)	(195)	1,341

Net Cash Provided by Operating Activities	$2,427	$11,548	$17,781	$25,219

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

(Unaudited)

	December 31, 2005	December 31, 2004
Assets

Cash and cash equivalents	$30,704	$48,232
Restricted cash	67	169
Accounts receivable, net	49,841	60,745
Property and equipment, net	144,350	158,617
Deferred income taxes	2,792	1,507
Other assets	24,598	29,041

Total Assets	$252,352	$298,311

Liabilities and Stockholders’ Deficiency

Accounts payable	$10,109	$21,466
Notes Payable	—	980
Deferred revenue	14,292	13,573
Accrued network costs	20,252	28,730
Accrued expenses	37,446	26,913
Deferred income taxes	2,792	1,507
Long-term debt	149,438	149,288

Total Liabilities	234,329	242,457

Series A Redeemable Convertible Preferred Stock	278,037	261,158

STOCKHOLDERS’ DEFICIENCY
Common Stock - Class A	307	303
Additional paid-in capital	93,181	92,368
Accumulated Deficit	(353,502)	(297,975)

Total Stockholders' Deficiency	(260,014)	(205,304)

Total Liabilities, Convertible Preferred Stock and Stockholders' Deficiency	$252,352	$298,311

US LEC Corp. and Subsidiaries

Quarterly Statistical Highlights

(Unaudited)

	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
Revenue (in 000s):
End Customer Revenue
Voice Monthly Recurring Charges	$41,425	$40,418	$39,515	$37,836	$37,044
Data Monthly Recurring Charges	32,137	30,820	29,476	28,391	26,062
Long Distance	12,615	12,851	12,421	12,892	11,709

	86,177	84,089	81,412	79,119	74,815
Percent of Total Revenue	86%	85%	85%	85%	81%

Carrier Charges
Carrier Access	8,107	9,022	8,826	8,994	12,345
Reciprocal Compensation	2,188	2,053	2,165	2,296	2,134

	10,295	11,075	10,991	11,290	14,479
Percent of Total Revenue	10%	11%	12%	12%	16%
Other Revenue (1)	3,583	3,660	2,940	3,107	2,806
Percent of Total Revenue	4%	4%	3%	3%	3%

Total Revenue	$100,055	$98,824	$95,343	$93,516	$92,100

Customers:
Total Customers	38,096	37,974	37,998	38,071	38,273
Business Class Customers	26,225	25,212	24,213	23,420	22,324
Business Class Customers Purchasing Data Services	20,219	18,735	17,582	14,007	13,294
Shared Hosting/Dial Up Customers	11,871	12,762	13,785	14,651	15,949

Active Channels (2):
Voice	499,562	481,207	460,185	439,032	426,422
Data	397,714	371,900	348,357	327,153	303,802

Total active channels	897,276	853,107	808,542	766,185	730,224

Statistical Data:
Central Offices	27	27	27	27	27
Number of employees	1,128	1,099	1,092	1,078	1,065
Number of sales and sales support employees	485	482	476	471	460
End Customer Revenue/Employee (in 000s)	$76.4	$76.5	$74.6	$73.4	$70.2

(1)	Other revenue is derived from wholesale customers, installation revenue and other miscellaneous sources.
(2)	Shared hosting and Dial-Up Internet Access are not included in Active Channels.